Exhibit 10.11

July 30, 2014

Miki Kapoor

6 Sunnybrae Place

Bronxville, NY 10708

miki.kapoor@fulbrigtmail.org

Dear Miki,

On behalf of Everyday Health, Inc. (the “Company”), I am pleased to offer you the full-time position of President of Healthcare Solutions, reporting to Ben Wolin. This offer is contingent upon the completion of successful reference checks. The terms of your employment relationship with the Company will be set forth below.

Cash Compensation: Your start date will be no later than September 8, 2014. Your annual base salary will be three hundred-seventy five thousand dollars ($375,000). You are an exempt employee and therefore not eligible to receive overtime pay. Company employees are paid semi-monthly on the 15th and end of the month. You are eligible to receive an annual performance bonus, and the target for this annual performance bonus is 100% of your base salary (i.e. $375,000). For calendar year 2014, you will be eligible to receive a pro-rated target bonus in the amount of two hundred-twenty five thousand dollars ($225,000), and the precise amount of the bonus to be paid will be based on the Company’s 2014 revenue and Adjusted EBITDA results relative to the Board-approved budget. For calendar year 2015, the bonus structure will be (i) 75% based on specific goals for the Healthcare Solutions business, to be determined at the end of 2014, and (ii) 25% based on specific financial and/or operating goals for the Company as a whole. In addition to the annual bonus, you will be paid a special one-time bonus payment of $250,000 if (and only if) the Healthcare Solutions business unit generates $7.5 million of “Incremental Revenue” (as defined below) by March 31, 2016. The $250,000 bonus shall be paid within ten days of the Company’s earnings release for the calendar quarter in which the Company passed the Incremental Revenue threshold. “Incremental Revenue” shall be revenue attributed to the Healthcare Solutions business unit but excluding (i) revenue resulting from an acquisition or similar corporate transaction by the Company and (ii) revenue attributable to the Company’s existing initiatives (e.g. Mayo Clinic relationship) that are transferred to our housed in the Healthcare Solutions business unit. You will be eligible for the benefits package that EHI offers to its regular, full time employees, subject to the terms and conditions of the applicable benefits plan. The details of this package will be sent to you electronically. Please bring the completed paperwork with you on your first day of employment.

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Equity Compensation: Subject to final approval of the Compensation Committee of the Board of Directors, you will receive a grant of 150,000 stock options in connection with your hiring. 25% of the options subject to this grant will vest on the first anniversary of your employment and the balance will vest monthly thereafter over the next 36 months. The exercise price for this stock option grant will be the closing price on the New York Stock Exchange on the date of final approval of the grant by the Compensation Committee. In addition to the above grant of 150,000 stock options, and subject to final approval of the Compensation Committee, you will receive a second grant, this one also for 150,000 stock options, no later than April 30, 2015. With respect to the second option grant, 25% of the options will vest on the first anniversary of the date of grant and the balance will vest monthly thereafter over the next 36 months. The exercise price for the second stock option grant will be the closing price on the New York Stock Exchange on the date of final approval of the grant by the Compensation Committee. With respect to both of the above stock option grants, if you remain in continuous service at the time of a “change in control,” 50% of the then-unvested options will become vested and exercisable as of immediately prior to the closing of such transaction.

Severance: If the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, and provided such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h)), then subject to your obligations below, the Company will pay to you, as severance, an amount equal to twelve (12) months of your then-current base salary (the "Severance Benefits"). In addition, you will receive the Severance Benefits if you resign from employment with the Company for “Good Reason” within ten (10) days after the occurrence of one of the events specified in the definition of Good Reason, by giving notice that you intend to terminate your employment for Good Reason on the thirtieth (30) day following the Company’s receipt of your notice, if the Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period. The Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Agreement to Protect Information, Assign Inventions. And Prevent Unfair Competition and Unfair Solicitation (the "Confidentiality Agreement") during the period of time in which you are receiving the Severance Benefits and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your termination date. The Severance Benefits will be paid as salary continuation on the Company's regular payroll schedule over the 12 month period immediately following your termination date, and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the 30th day following your termination date.

For purposes of this Agreement, "Cause" means (A) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (B) your attempted commission of or participation in a fraud or act of material dishonesty against the Company; (C) your material breach of any written agreement between you and the Company (including but not limited to your Confidentiality Agreement) or material breach or neglect of any statutory or fiduciary duty you owe to the Company; or (D) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties, as determined by the CEO. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without your prior written consent: (i) a reduction by the Company in your base salary or target bonus; or (ii) relocation of your principal place of business more than fifty (50) miles from its current location.

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It is intended that all of the Severance Benefits payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your separation from service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein are deemed to be "deferred compensation", then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A. such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein.

Business Expenses: All approved business expenses will be reimbursed, following submission of an approved expense report approved by your manager.

Non-Disclosure and Developments Agreement: Like all Company employees, you will be required to sign the Company’s standard “Agreement to Protect Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation” as a condition of employment. In addition, you will be required to abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

At-Will Employment: This letter does not constitute a guarantee of employment or an employment contract for any specified period of time. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason.

Federal Immigration Law: For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

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We are pleased that you are joining our team to work with us to help the Company reach its full potential. Please confirm your acceptance of this offer by signing and emailing one copy of this letter to me at ashapiro@everydayhealthinc.com. If you have any questions, please feel free to contact me at (646)-728-9715.

Sincerely,

/s/ Alan Shapiro

Alan Shapiro

EVP, General Counsel

cc: Ben Wolin

The foregoing terms and conditions are hereby accepted:

Employee Signature:	/s/ Miki Kapoor

Name:	Miki Kapoor

Date:	July 30, 2014

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